Exhibit 99.1

Redding Bank of Commerce announces new bank director, Terry Street

REDDING, California, July 19, 2011/ PR Newswire — Patrick J. Moty, President & CEO of Bank of Commerce Holdings (NASDAQ:BOCH), a $939 million financial services holding company, and parent company of Redding Bank of Commerce™ and Roseville Bank of Commerce™, today proudly announced the addition of Terry Street to the Redding Bank of Commerce Board of Directors.

“We are very excited to welcome a colleague of Mr. Street’s caliber to our board of directors at Bank of Commerce. We believe that Mr. Street will prove to be a valuable asset to our Company” said Patrick J. Moty, President and CEO.

Mr. Street has over twenty-five years of construction related experience, most recently as President of Roebbelen Contracting, Inc. located in El Dorado Hills, California. He is a graduate of UC Davis with a degree in civil engineering. He has served as past President of Construction Employer’s Association, past Chairman of the Board and graduate of Jesuit High School, board member of the Mercy Hospital Foundation and Chairman of the Board for United Labor Bank, a $300 million niche bank headquartered in the Bay area.

About Bank of Commerce Holdings

Bank of Commerce Holdings, with administrative offices in Redding, California is a financial service holding company that owns Redding Bank of Commerce™ and Roseville Bank of Commerce™. The bank is a federally insured California banking corporation and opened on October 22, 1982. BOCH is a NASDAQ Global Market listed stock. Please contact your local investment advisor for purchases and sales. Investment firms making a market in BOCH stock are:

Raymond James Financial /

John T. Cavender

555 Market Street

San Francisco, CA (800) 346-5544

McAdams Wright Ragen, Inc. /Joey Warmenhoven

1121 SW Fifth Avenue

Suite 1400

Portland, Oregon 97204 (866) 662-0351

Stiffel Nicolaus

Perry Wright

1255 East Street #100

Redding, CA 96001

866-950-5524

Contact Information:

Patrick J. Moty, President & CEO	Telephone Direct (530) 722-3953
Linda J. Miles, EVP & Chief Operating Officer	Telephone Direct (530) 722-3955
Samuel D. Jimenez, EVP & Chief Financial Officer	Telephone Direct (530) 722-3952